Exhibit 10.127

PURCHASE AND SALE CONTRACT

BETWEEN

CONCAP CITADEL ASSOCIATES, LTD.,

a Texas limited partnership

AS SELLER

AND

CASH INVESTMENTS OF EL PASO, LLC,

a Texas limited liability company

AS PURCHASER

CITADEL APARTMENTS

TABLE OF CONTENTS

Page

ARTICLE I

DEFINED TERMS

1

ARTICLE II

PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

6

2.1

Purchase and Sale

6

2.2

Purchase Price and Deposit

7

2.3

Escrow Provisions Regarding Deposit

7

ARTICLE III

FEASIBILITY PERIOD

9

3.1

Feasibility Period

9

3.2

Expiration of Feasibility Period

9

3.3

Conduct of Investigation

10

3.4

Purchaser Indemnification

10

3.5

Property Materials

11

3.6

Property Contracts

12

ARTICLE IV

TITLE

12

4.1

Title Documents

12

4.2

Survey

13

4.3

Objection and Response Process

13

4.4

Permitted Exceptions

13

4.5

[Citadel--Existing Deed of Trust

14

4.6

Purchaser Financing

14

ARTICLE V

CLOSING

14

5.1

Closing Date

14

5.2

Seller Closing Deliveries

14

5.3

Purchaser Closing Deliveries

15

5.4

Closing Prorations and Adjustments

16

5.5

Post Closing Adjustments

21

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

          21

6.1

Seller's Representations

21

6.2

AS-IS

22

6.3

Survival of Seller's Representations

23

6.4

Definition of Seller's Knowledge

23

6.5

Representations And Warranties Of Purchaser

24

ARTICLE VII

OPERATION OF THE PROPERTY

25

7.1

Leases and Property Contracts

25

7.2

General Operation of Property

25

7.3

Liens

26

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

26

8.1

Purchaser's Conditions to Closing

26

8.2

Seller's Conditions to Closing

26

ARTICLE IX

BROKERAGE

27

9.1

Indemnity

27

9.2

Broker Commission

27

9.3

Broker Signature Page

27

ARTICLE X

DEFAULTS AND REMEDIES

28

10.1

Purchaser Default

28

10.2

Seller Default

28

ARTICLE XI

RISK OF LOSS OR CASUALTY

29

11.1

Major Damage

29

11.2

Minor Damage

30

11.3

Repairs

30

ARTICLE XII

EMINENT DOMAIN

30

12.1

Eminent Domain

30

ARTICLE XIII

MISCELLANEOUS

31

13.1

Binding Effect of Contract

31

13.2

Exhibits And Schedules

31

13.3

Assignability

31

13.4

Binding Effect

31

13.5

Captions

31

13.6

Number And Gender Of Words

31

13.7

Notices

31

13.8

Governing Law And Venue

33

13.9

Entire Agreement

33

13.10

Amendments

33

13.11

Severability

34

13.12

Multiple Counterparts/Facsimile Signatures

34

13.13

Construction

34

13.14

Confidentiality

34

13.15

Time Of The Essence

34

13.16

Waiver

34

13.17

Attorneys Fees

34

13.18

Time Periods

35

13.19

1031 Exchange

35

13.20

No Personal Liability of Officers, Trustees or Directors of Seller's Partners.                35

13.22

No Exclusive Negotiations

36

13.23

ADA Disclosure

36

13.24

No Recording

36

13.25

Relationship of Parties

36

13.26

Dispute Resolution

36

13.27

AIMCO Marks

37

13.28

Non-Solicitation of Employees

37

13.29

Survival

37

13.30

Multiple Purchasers

37

ARTICLE XIV

LEAD–BASED PAINT DISCLOSURE

39

14.1

Disclosure

39

14.2

Consent Agreement

39

PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (this "Contract") is entered into as of the 11th day of December, 2006 (the "Effective Date"), by and between CONCAP CITADEL ASSOCIATES, LTD., a Texas limited partnership, having an address at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 ("Seller"), and CASH INVESTMENTS OF EL PASO, LLC, a Texas limited liability company, having a principal address at 8201 Lockheed, Suite 235, El Paso, Texas 79925 ("Purchaser").

NOW, THEREFORE, in consideration of mutual covenants set forth herein, Seller and Purchaser hereby agree as follows:

RECITALS

A.

Seller owns the real estate located in El Paso County, Texas as more particularly described in Exhibit A attached hereto and made a part hereof, and the improvements thereon, commonly known as Citadel Apartments.

B.

Purchaser desires to purchase, and Seller desires to sell, such land, improvements and certain associated property, on the terms and conditions set forth below.

ARTICLE I
DEFINED TERMS

1.1

Unless otherwise defined herein, any term with its initial letter capitalized in this Contract shall have the meaning set forth in this ARTICLE 1.

1.1.1

"ADA" shall have the meaning set forth in Section 13.22.

1.1.2

"Additional Deposit" shall have the meaning set forth in Section 2.2.2.

1.1.3

"AIMCO" shall have the meaning set forth in Section 14.2.

1.1.4

"AIMCO Marks" means all words, phrases, slogans, materials, software, proprietary systems, trade secrets, proprietary information and lists, and other intellectual property owned or used by Seller, the Property Manager, or AIMCO in the marketing, operation or use of the Property (or in the marketing, operation or use of any other properties managed by the Property Manager or owned by AIMCO or an affiliate of either Property Manager or AIMCO).

1.1.5

"Ancillary Contract" shall have the meaning set forth in Section 13.31.

1.1.6

"Appeal" shall have the meaning set forth in Section 5.4.14.

1.1.7

"Broker" shall have the meaning set forth in Section 9.1.

1.1.8

"Business Day" means any day other than a Saturday or Sunday or Federal holiday or legal holiday in the States of Colorado and Texas.

1.1.9

"Closing" means the consummation of the purchase and sale and related transactions contemplated by this Contract in accordance with the terms and conditions of this Contract.

1.1.10

"Closing Date" means the date on which date the Closing of the conveyance of the Property is required to be held pursuant to Section 5.1.

1.1.11

"Code" shall have the meaning set forth in Section 2.3.6.

1.1.12

"Consent Agreement" shall have the meaning set forth in Section 14.2.

1.1.13

"Consultants" shall have the meaning set forth in Section 3.1.

1.1.14

"Damage Notice" shall have the meaning set forth in Section 11.1.

1.1.15

"Deed" shall have the meaning set forth in Section 5.2.1.

1.1.16

"Deed of Trust" shall have the meaning set forth in Section 4.5.

1.1.17

"Deposit" means, to the extent actually deposited by Purchaser with Escrow Agent, the Initial Deposit and the Additional Deposit.

1.1.18

"Escrow Agent" shall have the meaning set forth in Section 2.2.1.

1.1.19

"Excluded Permits" means those Permits which, under applicable law, are nontransferable and such other Permits, if any, as may be designated as Excluded Permits on Schedule 1.1.19.

1.1.20

"Existing Survey" shall have the meaning set forth in Section 4.2.

1.1.21

"Feasibility Period" shall have the meaning set forth in Section 3.1.

1.1.22

"FHA " shall have the meaning set forth in Section 13.22.

1.1.23

"Final Response Deadline" shall have the meaning set forth in Section 4.3.

1.1.24

"Fixtures and Tangible Personal Property" means all fixtures, furniture, furnishings, fittings, equipment, machinery, computers (wiped clean of software), apparatus, appliances and other articles of tangible personal property located on the Land or in the Improvements as of the Effective Date and used or usable in connection with the occupation or operation of all or any part of the Property, but only to the extent transferable.  The term "Fixtures and Tangible Personal Property" does not include (a) equipment leased by Seller and the interest of Seller in any equipment provided to the Property for use, but not owned or leased by Seller, or (b) property owned or leased by any Tenant or guest, employee or other person furnishing goods or services to the Property, or (c) property and equipment owned by Seller, which in the ordinary course of business of the Property is not used exclusively for the business, operation or management of the Property, or (d) the property and equipment, if any, expressly identified in Schedule 1.1.24.

1.1.25

"General Assignment" shall have the meaning set forth in Section 5.2.3.

1.1.26

"Good Funds" shall have the meaning set forth in Section 2.2.1.

1.1.27

"Improvements" means all buildings and improvements located on the Land taken "as is."

1.1.28

"Independent Contract Consideration" shall have the meaning set forth in Section 2.2.3.

1.1.29

"Initial Deposit" shall have the meaning set forth in Section 2.2.1.

1.1.30

"Land" means all of those certain tracts of land located in the State of Texas described on Exhibit A, and all rights, privileges and appurtenances pertaining thereto.

1.1.31

"Lease(s)" means the interest of Seller in and to all leases, subleases and other occupancy contracts, whether or not of record, which provide for the use or occupancy of space or facilities on or relating to the Property and which are in force as of the Closing Date for the applicable Property.

1.1.32

"Leases Assignment" shall have the meaning set forth in Section 5.2.4.

1.1.33

"Lender" means Federal Home Loan Mortgage corporation.

1.1.34

"Loan" means the indebtedness owing to the Lender and secured by the Deed of Trust.

1.1.35

"Loan Payoff" shall have the meaning set forth in Section 5.4.7.

1.1.36

"Losses" shall have the meaning set forth in Section 3.4.1.

1.1.37

"Materials" shall have the meaning set forth in Section 3.5.

1.1.38

"Miscellaneous Property Assets" means all contract rights, leases, concessions, warranties, plans, drawings and other items of intangible personal property relating to the ownership or operation of the Property and owned by Seller, excluding, however, (a) receivables, (b) Property Contracts, (c) Leases, (d) Permits, (e) cash or other funds, whether in petty cash or house "banks," or on deposit in bank accounts or in transit for deposit, (f) refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the Closing Date, (g) utility and similar deposits, (h) insurance or other prepaid items, (i) Seller's proprietary books and records, or (j) any right, title or interest in or to the AIMCO Marks.  The term "Miscellaneous Property Assets" also shall include all of Seller's rights, if any, in and to the name "Citadel" as it relates solely to use in connection with the Property (and not with respect to any other property owned or managed by Seller, Property Manager, AIMCO, or their respective affiliates).

1.1.39

"Note" means that certain Multi-Family Note in the original principal amount of $1,310,000, dated June 21, 2004, executed by Seller and payable to the order of GMAC Commercial Mortgage Bank, together with the Allonge and Amendment to Multi-Family Note, dated June 21, 2004, in the original principal amount of $4,710,000, as assigned to the Federal Home Loan Mortgage Corporation.

1.1.40

"Objection Deadline" shall have the meaning set forth in Section 4.3.

1.1.41

"Objection Notice" shall have the meaning set forth in Section 4.3.

1.1.42

"Objections" shall have the meaning set forth in Section 4.3.

1.1.43

"Permits" means all licenses and permits granted by any governmental authority having jurisdiction over the Property owned by Seller and required in order to own and operate the Property.

1.1.44

"Permitted Exceptions" shall have the meaning set forth in Section 4.4.

1.1.45

"Prohibited Person" means any of the following:  (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the "Executive Order"); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a "specially designated national" or "blocked person" on the most current list published by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above.

1.1.46

"Property" means (a) the Land and Improvements and all rights of Seller, if any, in and to all of the easements, rights, privileges, and appurtenances belonging or in any way appertaining to the Land and Improvements, (b) the right, if any and only to the extent transferable, of Seller in the Property Contracts, Leases, Permits (other than Excluded Permits), and the Fixtures and Tangible Personal Property, and (c) the Miscellaneous Property Assets owned by Seller which are located on the Property and used in its operation.

1.1.47

"Property Contracts" means all contracts, agreements, equipment leases, purchase orders, maintenance, service, or utility contracts and similar contracts, excluding Leases, which relate to the ownership, maintenance, construction or repair and/or operation of the Property, but only to the extent assignable by their terms or applicable law (including any contracts that are assignable with the consent of the applicable vendor), and not including (a) any national contracts entered into by Seller, Property Manager, or AIMCO with respect to the Property (i) which terminate automatically upon transfer of the Property by Seller, or (ii) which Seller, in Seller's sole discretion, elects to terminate with respect to the Property effective as of the Closing Date, or (b) any property management contract for the Property.

1.1.48

"Property Contracts Notice" shall have the meaning set forth in Section 3.6.

1.1.49

"Property Manager" means the current property manager of the Property.

1.1.50

"Property Taxes" shall have the meaning set forth in Section 5.4.14.

1.1.51

"Proration Schedule" shall have the meaning set forth in Section 5.4.1.

1.1.52

"Purchase Price" means the consideration to be paid by Purchaser to Seller for the purchase of the Property pursuant to Section 2.2.

1.1.53

"Records Disposal Notice" shall have the meaning set forth in Section 5.4.12.

1.1.54

"Records Hold Period" shall have the meaning set forth in Section 5.4.12.

1.1.55

"Refund" shall have the meaning set forth in Section 5.4.14.1.

1.1.56

"Regional Property Manager" shall have the meaning set forth in Section  6.4.

1.1.57

"Related Seller" shall have the meaning set forth in Section 13.31.

1.1.58

"Remediation" shall have the meaning set forth in Section  14.2.

1.1.59

"Required Assignment Consent" shall have the meaning set forth in Section  3.6.

1.1.60

"Response Deadline" shall have the meaning set forth in Section 4.3.

1.1.61

"Response Notice" shall have the meaning set forth in Section 4.3.

1.1.62

"Seller's Indemnified Parties" shall have the meaning set forth in Section  3.4.1.

1.1.63

"Seller's Property-Related Files and Records" shall have the meaning set forth in Section  5.4.12.

1.1.64

"Seller's Representations" shall have the meaning set forth in Section 6.1.

1.1.65

"Survey" shall have the meaning ascribed thereto in Section 4.2.

1.1.66

"Survival Period" shall have the meaning set forth in Section 6.3.

1.1.67

"Survival Provisions" shall have the meaning set forth in Section 13.28.

1.1.68

"Tax Year" shall have the meaning set forth in Section 5.4.14.4.

1.1.69

"Tenant" means any person or entity entitled to occupy any portion of the Property under a Lease.

1.1.70

"Tenant Deposits" means all security deposits, prepaid rentals, cleaning fees and other refundable deposits and fees collected from Tenants, plus any interest accrued thereon, paid by Tenants to Seller pursuant to the Leases.  Tenant Deposits shall not include any non-refundable deposits or fees paid by Tenants to Seller, either pursuant to the Leases or otherwise.

1.1.71

"Tenant Security Deposit Balance" shall have the meaning set forth in Section 5.4.6.2.

1.1.72

"Terminated Contracts" shall have the meaning set forth in Section 3.6.

1.1.73

"Testing" shall have the meaning set forth in Section 14.2.

1.1.74

"Third-Party Costs" shall have the meaning set forth in Section 5.4.14.2.

1.1.75

"Third-Party Reports" means any reports, studies or other information prepared or compiled for Purchaser by any Consultant or other third-party in connection with Purchaser's investigation of the Property.

1.1.76

"Title Commitment" shall have the meaning ascribed thereto in Section 4.1.

1.1.77

"Title Documents" shall have the meaning set forth in Section  4.1.

1.1.78

"Title Insurer" shall have the meaning set forth in Section 2.2.1.

1.1.79

"Title Policy" shall have the meaning set forth in Section  4.1.

1.1.80

"Uncollected Rents" shall have the meaning set forth in Section 5.4.6.1.

1.1.81

"Vendor Terminations" shall have the meaning set forth in Section 5.2.5.

1.1.82

"$25,000 Deposit" shall have the meaning set forth in Section 2.2.1.

ARTICLE II
PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

2.1

Purchase and Sale.  Seller agrees to sell and convey the Property to Purchaser and Purchaser agrees to purchase the Property from Seller, all in accordance with the terms and conditions set forth in this Contract.

2.2

Purchase Price and Deposit.  The total purchase price ("Purchase Price") for the Property shall be an amount equal to $12,250,000, which amount shall be paid by Purchaser, as follows:

2.2.1

Not later than one Business Day following the Effective Date, Purchaser shall deliver to Stewart Title Guaranty Company, c/o Wendy Howell, National Commercial Closing Specialist, 1980 Post Oak Boulevard, Suite 610, Houston, TX  77056, 800-729-1906 ("Escrow Agent" or "Title Insurer") an initial deposit (the "Initial Deposit") of $122,500.00 by wire transfer of immediately available funds ("Good Funds").  When deposited, $25,000.00 of the Initial Deposit ("25,000 Deposit") shall be nonrefundable to Purchaser, subject only to Seller default pursuant to Section 10.2.  The Initial Deposit shall be held and disbursed in accordance with the escrow provisions set forth in Section 2.3.

2.2.2

On the day that the Feasibility Period expires, Purchaser shall deliver to Escrow Agent an additional deposit (the "Additional Deposit") of $122,500.00 by wire by transfer of Good Funds.  The Additional Deposit shall be held and disbursed in accordance with the escrow provisions set forth in Section 2.3.

2.2.3

In addition to the Deposit, Seller and Purchaser agree that the amount of $100.00 shall be paid by Purchaser to Seller concurrently with the deposit into escrow of the Deposit, as consideration for Seller's execution and delivery of this Purchase Contract (the "Independent Contract Consideration").  The Independent Contract Consideration is independent of any other consideration or payment provided for in this Purchase Contract and, notwithstanding anything to the contrary herein, is non-refundable in all events.

2.2.4

The balance of the Purchase Price for the Property shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than noon (in the time zone in which Escrow Agent is located) on the Closing Date (or such earlier time as required by Seller's lender).

2.2.5

The balance of the Purchase Price for the Property shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than noon  (in the time zone in which Escrow Agent is located) on the Closing Date.  If for any reason Purchaser fails to fund the Purchase Price for the Property on or before noon (in the time zone in which Escrow Agent is located) on February 28, 2007, or otherwise timely close by noon (in the time zone in which Escrow Agent is located) by February 28, 2007 and Seller, in Seller's sole and absolute discretion, agrees to permit the transaction to close (either on February 28, 2007 or in March of 2007), then Purchaser shall be solely responsible to pay all interest on the Loan for the month of March (calculated, regardless of when the Loan actually is repaid, as if the Loan were repaid on the last day of the month of March), and Purchaser shall pay such amount in full to the Lender at the Closing.  Nothing herein shall obligate Seller to extend the deadline for receipt of the balance of the Purchase Price or the Closing Date under any circumstances.

2.2.6

The allocations of the purchase prices for the property that is the subject of the Ancillary Contract and the Property that is the subject of this Contract have been established by Purchaser, and neither the Related Seller nor Seller have, in any way, influenced such allocations between such properties.

2.3

Escrow Provisions Regarding Deposit.

2.3.1

Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Contract.  Escrow Agent shall invest the Deposit in such short-term, high-grade securities, interest-bearing bank accounts, money market funds or accounts, bank certificates of deposit or bank repurchase contracts as Escrow Agent, in its discretion, deems suitable, and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Contract.

2.3.2

Escrow Agent shall hold the Deposit until the earlier occurrence of (i) the Closing Date, at which time the Deposit shall be applied against the Purchase Price, or (ii) the date on which Escrow Agent shall be authorized to disburse the Deposit as set forth in Section 2.3.3.  The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

2.3.3

If the Deposit has not been released earlier in accordance with Section 2.3.2, and either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand.  If Escrow Agent does not receive a written objection from the other party to the proposed payment within 5 Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment (subject to Purchaser's obligation under Section 3.5.2 to return or certify the destruction of all Third-Party Reports and information and Materials provided to Purchaser as a pre-condition to the return of the Deposit to Purchaser).  If Escrow Agent does receive such written objection within such 5-Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract or a final judgment or arbitrator's decision.  However, Escrow Agent shall have the right at any time to deposit the Deposit and interest thereon, if any, with a court of competent jurisdiction in the state in which the Property is located.  Escrow Agent shall give written notice of such deposit to Seller and Purchaser.  Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

2.3.4

The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of either of the parties for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Contract or involving gross negligence or illegal acts.  Seller and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney's fees, incurred in connection with the performance of Escrow Agent's duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence on the part of the Escrow Agent.

2.3.5

The parties shall deliver to Escrow Agent an executed copy of this Contract, which shall constitute the sole instructions to Escrow Agent.  Escrow Agent shall execute the signature page for Escrow Agent attached hereto with respect to the provisions of this Section 2.3; provided, however, that (a) Escrow Agent's signature hereon shall not be a prerequisite to the binding nature of this Contract on Purchaser and Seller, and the same shall become fully effective upon execution by Purchaser and Seller, and (b) the signature of Escrow Agent will not be necessary to amend any provision of this Contract other than this Section 2.3.

2.3.6

Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code.  Further, Escrow Agent agrees to indemnify and hold Purchaser, Seller, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent's failure to file the reports Escrow Agent is required to file pursuant to this section.

2.3.7

The provisions of this Section 2.3 shall survive the termination of this Contract, and if not so terminated, the Closing and delivery of the Deed to Purchaser.

ARTICLE III
FEASIBILITY PERIOD

3.1

Feasibility Period.  Subject to the terms of Section 3.3 and 3.4 and the right of Tenants under the Leases, from the Effective Date to and including January 15, 2007 (the "Feasibility Period"), Purchaser, and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, "Consultants") shall have the right from time to time to enter onto the Property:

3.1.1

To conduct and make any and all customary studies, tests, examinations, inquiries, and inspections, or investigations (collectively, the "Inspections") of or concerning the Property (including, without limitation, engineering and feasibility studies, evaluation of drainage and flood plain, soil tests for environmental matters (but subject to Section 3.4.2) for bearing capacity and percolation and surveys, including topographical surveys);

3.1.2

To confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property;

3.1.3

To ascertain and confirm the suitability of the property for Purchaser's intended use of the Property; and

3.1.4

To review the Materials at Purchaser's sole cost and expense.

3.2

Expiration of Feasibility Period.  If the results of any of the matters referred to in Section 3.1 appear unsatisfactory to Purchaser for any reason or if Purchaser elects not to proceed with the transaction contemplated by this Contract for any other reason, or for no reason whatsoever, in Purchaser's sole and absolute discretion, then Purchaser shall have the right to terminate this Contract by giving written notice to that effect to Seller and Escrow Agent on or before the date of expiration of the Feasibility Period.  If Purchaser exercises such right to terminate, this Contract shall terminate and be of no further force and effect subject to and except for the Survival Provisions, and Escrow Agent shall forthwith return the Initial Deposit, less the $25,000 Deposit, to Purchaser (subject to Purchaser's obligation under Section 3.5.2 to return or certify the destruction of all Third-Party Reports and information and Materials provided to Purchaser as a pre-condition to the return of the Initial Deposit, less the $25,000 Deposit).  If Purchaser fails to provide Seller with written notice of termination prior to the expiration of the Feasibility Period in strict accordance with the notice provisions of this Contract, Purchaser's right to terminate under this Section 3.2 shall be permanently waived and this Contract shall remain in full force and effect, the Deposit (including both the Initial Deposit and, when delivered in accordance with Section 2.2.2, the Additional Deposit) shall be non-refundable, and Purchaser's obligation to purchase the Property shall be non-contingent and unconditional except only for satisfaction of the conditions expressly stated in Section 8.1.

3.3

Conduct of Investigation.  Purchaser shall not permit any mechanic's or materialmen's liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser.  Purchaser shall give notice to Seller a reasonable time prior to entry onto the Property and shall permit Seller to have a representative present during all Inspections conducted at the Property.  Purchaser shall take all reasonable actions and implement reasonable protections necessary to ensure that all actions taken in connection with the investigations and inspections of the Property, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons or the environment and cause no damage to the Property or other property of Seller or other persons.  All information made available by Seller to Purchaser in accordance with this Contract or obtained by Purchaser in the course of its Inspections shall be treated as confidential information by Purchaser, and, prior to the purchase of the Property by Purchaser, Purchaser shall use its best efforts to prevent its Consultants from divulging such information to any unrelated third parties except as reasonably necessary to third parties engaged by Purchaser for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Contract.  The provisions of this Section 3.3 shall survive the termination of this Contract, and if not so terminated shall survive (except for the confidentiality provisions of this Section 3.3) the Closing and delivery of the Deed to Purchaser.

3.4

Purchaser Indemnification.

3.4.1

Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller's sole discretion), defend (with counsel approved by Seller) Seller, together with Seller's affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, Property Manager, Regional Property Manager, and AIMCO (collectively, including Seller, "Seller's Indemnified Parties"), from and against any and all damages, mechanics' liens, liabilities, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys' fees, including the cost of in-house counsel and appeals) (collectively, "Losses") arising from or related to Purchaser's or its Consultants' entry onto the Property and not caused directly by Seller or its agents (it being understood and agreed that the grant of consent to allow Purchaser's access to the Property shall not constitute such a cause), and any Inspections or other matters performed by Purchaser with respect to the Property during the Feasibility Period or otherwise.

3.4.2

Notwithstanding anything in this Contract to the contrary, Seller shall have the right, without limitation, to disapprove any and all entries, surveys, tests (including, without limitation, a Phase II environmental study of the Property), investigations and other matters that in Seller's reasonable judgment could result in any injury to the Property or breach of any contract, or expose Seller to any Losses or violation of applicable law, or otherwise adversely affect the Property or Seller's interest therein; provided, however, Purchaser shall be permitted to conduct a Phase I environmental study of the Property and, with the prior written consent of Seller, a Phase II environmental study.  Purchaser shall use best efforts to minimize disruption to Tenants in connection with Purchaser's or its Consultants' activities pursuant to this Section.  No consent by the Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller.  Purchaser hereby agrees to restore, at Purchaser's sole cost and expense, the Property to the same condition existing immediately prior to Purchaser's exercise of its rights pursuant to this Article 3.  Purchaser shall maintain and cause its third party consultants to maintain (a) casualty insurance and commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $3,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker's compensation insurance for all of their respective employees who enter the Property in accordance with the law of the state in which the Property is located.  Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 3.4.2 to Seller (in the form of a certificate of insurance) prior to the earlier to occur of (i) Purchaser's or Purchaser's Consultants' entry onto the Property, or (ii) the expiration of 5 days after the Effective Date.  The provisions of this Section 3.4 shall survive the termination of this Contract, and if not so terminated, the Closing and delivery of the Deed to Purchaser.

3.5

Property Materials.

3.5.1

Within 10 days after the Effective Date, and to the extent the same exist and are in Seller's possession or reasonable control (subject to Section 3.5.2), Seller agrees to make the documents set forth on Schedule 3.5 (the "Materials") available at the Property for review and copying by Purchaser at Purchaser's sole cost and expense.  In the alternative, at Seller's option and within the foregoing 10-day period, Seller may deliver some or all of the Materials to Purchaser, or make the same available to Purchaser on a secure web site (Purchaser agrees that any item to be delivered by Seller under this Contract shall be deemed delivered to the extent available to Purchaser on such secured web site).  To the extent that Purchaser determines that any of the Materials have not been made available or delivered to Purchaser pursuant to this Section 3.5.1, Purchaser shall notify Seller and Seller shall use commercially reasonable efforts to deliver the same to Purchaser within 3 Business Days after such notification is received by Seller; provided, however, that under no circumstances will the Feasibility Period be extended and Buyer's sole remedy will be to terminate this Contract pursuant to Section 3.2.

3.5.2

Except as specifically set forth in Section 6.1, in providing such information and Materials to Purchaser, other than Seller's Representations, Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed.  Any information and Materials provided by Seller to Purchaser under the terms of this Contract is for informational purposes only and shall be returned by Purchaser to Seller (or the destruction thereof shall be certified in writing by Purchaser to Seller) as a condition to return of the Deposit to Purchaser (if Purchaser is otherwise entitled to such Deposit pursuant to the terms of this Contract) if this Contract is terminated for any reason.  Except for the Seller's Representations, Purchaser shall not in any way be entitled to rely upon the accuracy of such information and Materials.  Purchaser recognizes and agrees that the Materials and other documents and information delivered or made available by Seller pursuant to this Contract may not be complete or constitute all of such documents which are in Seller's possession or control, but are those that are readily available to Seller after reasonable inquiry to ascertain their availability.  Purchaser understands that, although Seller will use commercially reasonable efforts to locate and make available the Materials and other documents required to be delivered or made available by Seller pursuant to this Contract, Purchaser will not rely on such Materials or other documents as being a complete and accurate source of information with respect to the Property, and except for the Seller's Representations, will instead in all instances rely exclusively on its own Inspections and Consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Property.

3.5.3

The provisions of this Section 3.5 shall survive the Closing and delivery of the Deed to Purchaser.

3.6

Property Contracts.  On or before the expiration of the Feasibility Period, Purchaser may deliver written notice to Seller (the "Property Contracts Notice") specifying any Property Contracts which Purchaser desires to terminate at the Closing (the "Terminated Contracts"); provided that (a) the effective date of such termination after Closing shall be subject to the express terms of such Terminated Contracts (and, to the extent that the effective date of termination of any Terminated Contract is after the Closing Date, Purchaser shall be deemed to have assumed all of Seller's obligations under such Terminated Contract as of the Closing Date), (b) if any such Property Contract cannot by its terms be terminated, it shall be assumed by Purchaser and not be a Terminated Contract, and (c) to the extent that any such Terminated Contract requires payment of a penalty or premium for cancellation, Purchaser shall be solely responsible for the payment of any such cancellation fees or penalties.  If Purchaser fails to deliver the Property Contracts Notice on or before the expiration of the Feasibility Period, there shall be no Terminated Contracts and Purchaser shall assume all Property Contracts at the Closing.  To the extent that any Property Contract to be assumed by Purchaser (including any Property Contract that, because of advance notice requirements, will be temporarily assumed by Purchaser pending the effective date of termination after the Closing Date) is assignable but requires the applicable vendor to consent to the assignment or assumption of the Property Contract by Seller to Purchaser, then, prior to the Closing, Purchaser shall be responsible for obtaining from each applicable vendor a consent (each a "Required Assignment Consent") to the assignment of the Property Contract by Seller to Purchaser (and the assumption by Purchaser of all obligations under such Property Contract).  Seller agrees to reasonably cooperate with and assist (at no expense to Seller) Purchaser in obtaining any Required Assignment Consent(s).

ARTICLE IV
TITLE

4.1

Title Documents.  Within 5 calendar days after the Effective Date, Seller shall cause to be delivered to Purchaser a standard form commitment for title insurance ("Title Commitment") for the Property in an amount equal to the Purchase Price from Title Insurer for an owner's title insurance policy (the "Title Policy"), together with copies of all instruments identified as exceptions therein (together with the Title Commitment, referred to herein as the "Title Documents").  Seller shall be responsible only for payment of the basic premium for the Title Policy.  Purchaser shall be solely responsible for payment of all other costs relating to procurement of the Title Commitment, the Title Policy, and any requested amendments or endorsements.

4.2

Survey.  Within 5 days after the Effective Date, Seller shall deliver to Purchaser or make available at the Property the existing survey of the Property (subject to Section 3.5.2) (the "Existing Survey").  Purchaser, at Purchaser's sole cost and expense, may cause to be prepared an update of the Existing Survey (together with the Existing Survey is referred to herein as the "Survey"), or if no survey has been provided by Seller, a new survey for the Property (which shall constitute the Survey for the purposes of this Contract), to be delivered to Purchaser and Seller.

4.3

Objection and Response Process.

(a)

On or before January 8, 2007 (the "Objection Deadline"), Purchaser shall give written notice (the "Objection Notice") to the attorneys for Seller of any matter set forth in the Title Documents or the Survey to which Purchaser objects (the "Objections").  If Purchaser fails to tender an Objection Notice on or before the Objection Deadline, Purchaser shall be deemed to have approved and irrevocably waived any objections to any matters covered by the Title Documents and the Survey.  On or before January 11, 2007 (the "Response Deadline"), Seller may, in Seller's sole discretion, give Purchaser notice (the "Response Notice") of those Objections which Seller is willing to cure, if any.  Seller shall be entitled to reasonable adjournments of the Closing Date to cure the Objections.  If Seller fails to deliver a Response Notice by the Response Deadline, Seller shall be deemed to have elected not to cure or otherwise resolve any matter set forth in the Objection Notice.  If Purchaser is dissatisfied with the Response Notice or if Seller fails to provide a Response Notice, Purchaser may, as its exclusive remedy, elect by written notice given to Seller on or before the expiration of the Feasibility Period (the "Final Response Deadline") either (i) to accept the Title Documents and Survey with resolution, if any, of the Objections as set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the Objections) and without any reduction or abatement of the Purchase Price, or (ii) to terminate this Contract, in which event the Initial Deposit, less the $25,000 Deposit, shall be returned to Purchaser.  If Purchaser fails to give notice to terminate this Contract on or before the Final Response Deadline, Purchaser shall be deemed to have elected to approve and irrevocably waived any objections to any matters covered by the Title Documents and the Survey, subject only to resolution, if any, of the Objections as set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the Objections).

(b)

If the Title Commitment for the Property is re-issued on or after the expiration of the Feasibility Period and discloses any additional title matters not shown on the original Title Commitment that (i) are not permitted pursuant to this Contract, or (ii) have not been approved by Purchaser pursuant to this Contract, including Section 7.3, then Purchaser shall have 5 days after the receipt of such updated Title Commitment to object to such title matters (if Purchaser does not object within such period, the new matters shall be deemed "Permitted Exceptions" hereunder).  Seller then shall have 5 days after the receipt of such objections to provide a Response Notice (if at all) as set forth in Section 4.3(a) (Seller's failure to provide a Response Notice shall be deemed a refusal to cure).  If Seller has refused (or is deemed to have refused) to cure such title matters, then Purchaser shall have the rights set forth in the second to last sentence of Section 4.3(a), which rights of termination shall be exercised (if at all) within 5 days after receipt of Seller's Response Notice for such new title objections; provided, however, if Seller commits to obtain a title endorsement for, bond over or otherwise cure such objections, Purchaser shall be obligated to accept the same.  (The updated Title Commitment shall be part of the Title Documents for all purposes under this Contract.)  If Purchaser objects to any new title matter pursuant to this subsection (b), then, notwithstanding anything in this Contract to the contrary, Seller shall have the right to extend the Closing Date set forth in Section 5.1, as extended pursuant to the terms of Section 5.1, for up to an additional 31 days.

4.4

Permitted Exceptions.  The Deed delivered pursuant to this Contract shall be subject to the following, all of which shall be deemed "Permitted Exceptions":

4.4.1

All matters shown in the Title Documents and the Survey, other than (a) those Objections, if any, which Seller has agreed to cure pursuant to the Response Notice under Section 4.3, (b) mechanics' liens and taxes due and payable with respect to the period preceding Closing, (c) the standard exception regarding the rights of parties in possession, which shall be limited to those parties in possession pursuant to the Leases, and (d) the standard exception pertaining to taxes, which shall be limited to taxes and assessments payable in the year in which the Closing occurs and subsequent taxes and assessments;

4.4.2

All Leases;

4.4.3

[Intentionally left blank];

4.4.4

Applicable zoning and governmental regulations and ordinances;

4.4.5

Any defects in or objections to title to the Property, or title exceptions or encumbrances, arising by, through or under Purchaser; and

4.4.6

The terms and conditions of this Contract.

4.5

Existing Deed of Trust.  It is understood and agreed that, whether or not Purchaser gives an Objection Notice with respect thereto, any deeds of trust and/or mortgages which secure the Note (collectively, the "Deed of Trust") shall not be deemed Permitted Exceptions, whether Purchaser gives further written notice of such or not, and shall, pursuant to Section 5.4.7, be paid off, satisfied, discharged and/or cured from proceeds of the Purchase Price at Closing.

4.6

Purchaser Financing.  Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser's acquisition of such funds shall not be a contingency to the Closing.

ARTICLE V
CLOSING

5.1

Closing Date.  The Closing shall occur on February 28, 2007 (the "Closing Date") through an escrow with Escrow Agent, whereby the Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.  Notwithstanding the foregoing to the contrary, Seller shall have the option, by delivering written notice to Purchaser on or before 10 days prior to the Closing Date, to extend the Closing Date to March 30, 2007.

5.2

Seller Closing Deliveries.  No later than 1 Business Day prior to the Closing Date, Seller shall deliver to Escrow Agent, each of the following items:

5.2.1

Special Warranty Deed (the "Deed") in the form attached as Exhibit B to Purchaser, subject to the Permitted Exceptions.

5.2.2

A Bill of Sale in the form attached as Exhibit C.

5.2.3

A General Assignment in the form attached as Exhibit D (the "General Assignment").

5.2.4

An Assignment of Leases and Security Deposits in the form attached as Exhibit E (the "Leases Assignment").

5.2.5

A letter in the form attached hereto as Exhibit F prepared by Purchaser and countersigned by Seller to each of the vendors under the Terminated Contracts informing them of the termination of such Terminated Contract as of the Closing Date (subject to any delay in the effectiveness of such termination pursuant to the express terms of each applicable Terminated Contract) (the "Vendor Terminations").

5.2.6

A closing statement executed by Seller.

5.2.7

A title affidavit or at Seller's option an indemnity, as applicable, in the customary form reasonably acceptable to Seller to enable Title Insurer to delete the standard exceptions to the title insurance policy set forth in this Contract (other than matters constituting any Permitted Exceptions and matters which are to be completed or performed post-Closing) to be issued pursuant to the Title Commitment; provided that such affidavit does not subject Seller to any greater liability, or impose any additional obligations, other than as set forth in this Contract; and

5.2.8

A certification of Seller's non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

5.2.9

A rent roll for the Property certified by Seller, but limited to Seller's knowledge, listing the name of each tenant, monthly base rent payable, lease expiration date and unapplied security deposit as of the Closing Date.

5.2.10

Notification letters to all Tenants, executed by Seller in the form attached hereto as Exhibit F.

5.2.11

Resolutions, certificates of good standing,  and such other organizational documents as Title Insurer shall reasonably require evidencing Seller's authority to consummate this transaction.

5.2.12

Evidence that Seller's management agreement with the Property Manager has been terminated effective as of the Closing Date.

5.3

Purchaser Closing Deliveries.  No later than 1 Business Day prior to the Closing Date (except for the balance of the Purchase Price which is to be delivered at the time specified in Section 2.2.4), Purchaser shall deliver to the Escrow Agent (for disbursement to Seller upon the Closing) the following items with respect to the Property being conveyed at such Closing:

5.3.1

The full Purchase Price (with credit for the Deposit), plus or minus the adjustments or prorations required by this Contract.

5.3.2

A title affidavit (or at Purchaser's option an indemnity) pertaining to Purchaser's activity on the Property prior to Closing, in the customary form reasonably acceptable to Purchaser, to enable Title Insurer to delete the standard exceptions to the title insurance policy set forth in this Contract (other than matters constituting any Permitted Exceptions and matters which are to be completed or performed post-Closing) to be issued pursuant to the Title Commitment; provided that such affidavit does not subject Purchaser to any greater liability, or impose any additional obligations, other than as set forth in this Contract.

5.3.3

Any declaration or other statement which may be required to be submitted to the local assessor with respect to the terms of the sale of the Property.

5.3.4

A closing statement executed by Purchaser.

5.3.5

A countersigned counterpart of the General Assignment.

5.3.6

A countersigned counterpart of the Leases Assignment.

5.3.7

Notification letters to all Tenants executed by Purchaser in the form attached hereto as Exhibit G.

5.3.8

The Tigua Indian Claim Letter in the form of Exhibit J.

5.3.9

The Vendor Terminations (Purchaser shall be solely responsible for identifying each of the Terminated Contracts (subject to the terms and conditions of Section 3.6) and addressing and preparing each of the Vendor Terminations for execution by Purchaser and Seller).

5.3.10

Any cancellation fees or penalties due to any vendor under any Terminated Contract as a result of the termination thereof.

5.3.11

Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser's authority to consummate this transaction.

5.3.12

Such other instruments, documents or certificates as are required to be delivered by Purchaser to Seller in accordance with any of the other provisions of this Contract.

5.4

Closing Prorations and Adjustments.

5.4.1

General.  All normal and customarily proratable items, including, without limitation, collected rents, operating expenses, personal property taxes, other operating expenses and fees, shall be prorated as of the Closing Date, Seller being charged or credited, as appropriate, for all of same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date.  Seller shall prepare a proration schedule (the "Proration Schedule") of the adjustments described in this Section 5.4 prior to Closing.  Such adjustments shall be submitted to Purchaser for its approval (which approval will not be unreasonably withheld or delayed) and then paid by Purchaser to Seller (if the prorations result in a net credit to Seller) or by Seller to Purchaser (if the prorations result in a net credit to Purchaser), by increasing or reducing the cash to be paid by Purchaser at Closing.

5.4.2

Operating Expenses.  All of the operating, maintenance, taxes (other than real estate taxes, such as rental taxes), and other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business for the management and operation of the Property, shall be prorated on an accrual basis.  Such adjustments shall be submitted to Purchaser for its approval (which approval will not be unreasonably withheld or delayed).  Seller shall pay all such expenses that accrue prior to Closing and Purchaser shall pay all such expenses that accrue from and after the Closing Date.

5.4.3

Utilities.  The final readings and final billings for utilities will be made if possible as of the Closing Date, in which case Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills.  Otherwise, a proration shall be made based upon the parties' reasonable good faith estimate and a readjustment made within 30 days after the Closing, if necessary.  Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Seller shall notify each utility company serving the Property to terminate Seller's account, effective as of noon on the Closing Date.

5.4.4

Real Estate Taxes.  Any real estate ad valorem or similar taxes for the Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated to the date of Closing, based upon actual days involved.  The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures (assuming payment at the earliest time to allow for the maximum possible discount) for the year in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using figures from the preceding year (assuming payment at the earliest time to allow for the maximum possible discount).  The proration of real property taxes or installments of assessments shall be final and not subject to re-adjustment after Closing.

5.4.5

Property Contracts.  Purchaser shall assume at Closing the obligations under the Property Contracts assumed by Purchaser; however, operating expenses shall be prorated under Section 5.4.2.

5.4.6

Leases.

5.4.6.1

All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases), income and expenses from any portion of the Property shall be prorated as of the Closing Date (prorated for any partial month).  Purchaser shall receive all collected rent and income attributable to dates from and after the Closing Date.  Seller shall receive all collected rent and income attributable to dates prior to the Closing Date.  Notwithstanding the foregoing, no prorations shall be made in relation to either (a) non-delinquent rents which have not been collected as of the Closing Date, or (b) delinquent rents existing, if any, as of the Closing Date (the foregoing (a) and (b) referred to herein as the "Uncollected Rents").  In adjusting for Uncollected Rents, no adjustments shall be made in Seller's favor for rents which have accrued and are unpaid as of the Closing, but Purchaser shall pay Seller such accrued Uncollected Rents as and when collected by Purchaser; provided, however, that Purchaser shall first be entitled to apply any rents collected from Tenants first to amounts owing to Purchaser and then to Uncollected Rents owing to Seller.  Purchaser agrees to bill Tenants of the Property for all Uncollected Rents.  After the Closing, Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant and the delivery of the Leases Assignment shall not constitute a waiver by Seller of such right.  Purchaser agrees to cooperate with Seller at no additional expense to Purchaser in connection with all efforts by Seller to collect such Uncollected Rents and to take the following steps, whether before or after the Closing Date, to carry out the intention of the foregoing, (i) the delivery to Seller, within 7 days after a written request, of any relevant books and records (including, without limitation, rent statements, receipted bills and copies of tenant checks used in payment of such rent), and (ii) the execution of any and all consents or other documents; provided, however, that Purchaser's obligation to cooperate with Seller pursuant to this sentence shall not obligate Purchaser to terminate any Tenant lease with an existing Tenant or evict any existing Tenant from the Property or file suit or be a party to a suit against any Tenant or past Tenant.

5.4.6.2

At Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the unapplied balance of all cash (or cash equivalent) Tenant Deposits, including, but not limited to, security, damage or other deposits or required to be paid by any of the Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or state law (the "Tenant Security Deposit Balance").  Any cash (or cash equivalents) held by Seller which constitutes the Tenant Security Deposit Balance shall be retained by Seller in exchange for the foregoing credit against the Purchase Price and shall not be transferred by Seller pursuant to this Contract (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser.  The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees paid by Tenants to Seller, either pursuant to the Lease or otherwise.  The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees paid by Tenants to Seller, either pursuant to the Leases or otherwise.

5.4.6.3

With respect to operating expenses, taxes, utility charges, other operating cost pass-throughs, retroactive rental escalations, sums or charges payable by Tenants under the Tenant Leases, to the extent that Seller has received as of the Closing payments allocable to periods subsequent to Closing, the same shall be properly prorated with an adjustment in favor of Purchaser, and Purchaser shall reserve a credit therefor at Closing.  With respect to any payments received by Purchaser after the Closing allocable to Seller prior to Closing, Purchaser shall promptly pay the same to Seller.

5.4.7

Existing Loan.  On the Closing Date, a sufficient amount of the proceeds of the Purchase Price will be used to pay the outstanding principal balance of the Note together with all interest accrued under the Note prior to the Closing Date (the "Loan Payoff").  Any existing reserves, impounds and other accounts maintained in connection with the Loan shall be released in Good Funds to Seller at the Closing unless credited by Lender against the amount due under the Note.

5.4.8

Insurance.  No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser.

5.4.9

Employees.  All of Seller's and Seller's manager's on-site employees shall have their employment at the Property terminated by Seller as of the Closing Date.

5.4.10

Closing Costs.  Purchaser shall pay any transfer, sales, use, gross receipts or similar taxes, the cost of recording any instruments required to discharge any liens or encumbrances against the Property, any premiums or fees required to be paid by Purchaser with respect to the Title Policy pursuant to Section 4.1, and one-half of the customary closing costs of the Escrow Agent and one half of the Escrow Agent's escrow fee.  Seller shall pay the base premium for the Title Policy to the extent required by Section 4.1, and one-half of the customary closing costs of the Escrow Agent.  In addition to the customary closing costs incurred by Escrow Agent (except for costs or liabilities arising from Escrow Agent's gross negligence and/or willful misconduct), Escrow Agent shall receive a fee of $500.00 for its services hereunder, to be borne equally by Seller and Purchaser.

5.4.11

[Intentionally left blank.]

5.4.12

Possession.  Possession of the Property, subject to the Leases, Property Contracts which are not identified as Terminated Contracts during the Feasibility Period (subject to the limitations of Section 3.6), and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3, including, without limitation, the Purchase Price.  To the extent reasonably available to Seller, originals or copies of the Leases and Property Contracts, lease files, warranties, guaranties, operating manuals, keys to the property, and Seller's books and records (other than proprietary information) (collectively, "Seller's Property-Related Files and Records") regarding the Property shall be made available to Purchaser at the Property after the Closing.  Purchaser agrees, for a period of 90 days after the Closing (the "Records Hold Period"), to provide and allow Seller reasonable access to Seller's Property-Related Files and Records for purposes of inspection and copying thereof.  If at any time after the Records Hold Period, Purchaser desires to dispose of Seller's Property-Related Files and Records, Purchaser must first provide Seller prior written notice (the "Records Disposal Notice").  Seller shall have a period of 30 days after receipt of the Records Disposal Notice to enter the Property (or such other location where such records are then stored) and remove or copy those of Seller's Property-Related Files and Records that Seller desires to retain.

5.4.13

Survival.  The provisions of this Section 5.4 shall survive the Closing and delivery of the Deed to Purchaser.

5.4.14

Tax Appeals.  Purchaser acknowledges that Seller has filed an appeal (the "Appeal") with respect to real estate ad valorem or other similar property taxes applicable to the Property (the "Property Taxes").

5.4.14.1

If such Appeal relates to any Tax Year (defined below) prior to the Tax Year in which the Closing occurs, Seller shall be entitled, in Seller's sole discretion, to continue to pursue such Appeal after the Closing Date, and, in the event that the Appeal is successful in reducing the amount of Property Taxes payable with respect to any such prior Tax Year, Seller shall be entitled to the full amount of any rebate, refund or reduction (collectively, a "Refund") resulting from the Appeal.  Seller shall not be obligated to continue to pursue any Appeal with respect to the Property, including, without limitation, any Appeal that relates to a Tax Year during or after the Tax Year in which Closing occurs.

5.4.14.2

If such Appeal relates to the Tax Year in which Closing occurs, then, prior to the Closing, Seller shall notify Purchaser in writing whether Seller desires to continue to process the Appeal from and after the Closing Date.  If Seller fails to notify Purchaser of its election to continue the Appeal, Seller will be deemed to have elected not to continue the Appeal from and after the Closing Date and the provisions of Section 5.4.14.2(b) shall apply.

(a)

If Seller elects to continue the Appeal, then, from and after the Closing Date, Seller agrees that it will continue, at Seller's sole cost and expense, to reasonably process the Appeal to conclusion with the applicable taxing authority (including any further appeals which Seller deems reasonable to pursue).  In the event that the Appeal is successful in reducing the amount of Property Taxes payable with respect to the Tax Year in which Closing occurs, then Purchaser and Seller shall share any Refund on a pro rata basis (in accordance with the number of days in the Tax Year of Closing that each held title to the Property) after first reimbursing Seller for its actual, reasonable and documented third-party costs (collectively, the "Third-Party Costs") incurred in connection with the Appeal.  If Third-Party Costs equal or exceed the amount of the Award, then Seller shall be entitled to the full amount of the Award.

(b)

If Seller does not elect to continue the Appeal, then, from and after the Closing Date, Purchaser may, but shall not be obligated to, continue, at Purchaser's sole cost and expense, to reasonably process the Appeal to conclusion with the applicable taxing authority (including any further appeals which Purchaser deems reasonable to pursue).  In the event that the Appeal is successful in reducing the amount of Property Taxes payable with respect to the Tax Year in which Closing occurs, then Purchaser and Seller shall share any Refund on a pro rata basis (in accordance with the number of days in the Tax Year of Closing that each held title to the Property) after first reimbursing each of Purchaser and Seller for their respective Third-Party Costs incurred in connection with the Appeal.  If Third-Party Costs equal or exceed the amount of the Award, then the Award shall be applied to such Third-Party Costs on a pro rata basis, with each of Purchaser and Seller receiving a portion of the Award equal to the product of (i) a fraction, the numerator of which is the respective party's Third-Party Costs, and the denominator of which is the total of both parties' Third-Party Costs, and (ii) the amount of the Award.  Seller shall provide Purchaser with reasonable supporting documentation of its Third-Party Costs.

5.4.14.3

Purchaser shall notify Seller within 5 Business Days after receipt of any Refund check, and agrees to pay Seller its Third-Party Costs plus Seller's pro rata share of the Refund no later than 10 Business Days after Purchaser's receipt of the Refund.

5.4.14.4

For purposes of this Section 5.4.14, "Tax Year" shall mean each 12-month period for which the applicable taxing authority assesses Property Taxes, which may or may not be a calendar year.

5.5

Post Closing Adjustments.  In general, and except as provided in this Contract or the Closing Documents, Seller shall be entitled to all income, and shall pay all expenses, relating to the operation of the Property for the period prior to the Closing Date and Purchaser shall be entitled to all income, and shall pay all expenses, relating to the operation of the Property for the period commencing on and after the Closing Date.  Purchaser or Seller may request that Purchaser and Seller undertake to re-adjust any item on the Proration Schedule (or any item omitted therefrom) in accordance with the provisions of Section 5.4 of this Contract; provided, however, that neither party shall have any obligation to re-adjust any items (a) after the expiration of 60 days after Closing, or (b) subject to such 60-day period, unless such items exceed $2,500.00 in magnitude (either individually or in the aggregate).  The provisions of this Section 5.5 shall survive the Closing and delivery of the Deed to Purchaser.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

6.1

Seller's Representations.  Except, in all cases, for any fact, information or condition disclosed in the Title Documents, the Permitted Exceptions, the Property Contracts, or the Materials, or which is otherwise known to Purchaser prior to the Closing, Seller represents and warrants to Purchaser the following (collectively, the "Seller's Representations") as of the Effective Date and as of the Closing Date (provided that Purchaser's remedies if any such Seller's Representations are untrue as of the Closing Date are limited to those set forth in Section 8.1):

6.1.1

Seller is organized, validly existing and, if applicable, in good standing under the laws of the state of its formation; and, subject to Section 8.2.4, has or at the Closing shall have the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller and prior to the Closing will have taken as applicable, all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Contract, and the consummation of the transactions contemplated by this Contract.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller is otherwise bound, which conflict, breach or default would have a material adverse affect on Seller's ability to consummate the transaction contemplated by this Contract or on the Property.  Subject to Section 8.2.4, this Contract is a valid, binding and enforceable agreement against Seller in accordance with its terms;

6.1.2

Other than the Leases, the Property is not subject to any written lease executed by Seller or, to Seller's knowledge, any other possessory interests of any person;

6.1.3

Seller is not a "foreign person," as that term is used and defined in the Internal Revenue Code, Section 1445, as amended;

6.1.4

Except for (a) any actions by Seller to evict Tenants under the Leases, or (b) any matter covered by Seller's current insurance policy(ies), to Seller's knowledge, there are no actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened against the Property or Seller relating to the Property;

6.1.5

To Seller's knowledge, Seller has not received any written notice of any uncured material violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Property; and

6.1.6

To Seller's knowledge, Seller has not received any written notice of any material default by Seller under any of the Property Contracts that will not be terminated on the Closing Date.

6.1.7

To Seller's knowledge:  (A) no hazardous or toxic materials or other substances regulated by applicable federal or state environmental laws are stored by Seller on, in or under the Property in quantities which violate applicable laws governing such materials or substances, and (B) the Property is not used by Seller for the storage, treatment, generation or manufacture of any hazardous or toxic materials or other substances in a manner which would constitute a violation of applicable federal or state environmental laws.

6.1.8

To Seller's knowledge, the rent roll and operating statements delivered by Seller to Purchaser pursuant to Section 3.5 are accurate in all material respects.

6.2

AS-IS.  Except for Seller's Representations, the Property is expressly purchased and sold "AS IS," "WHERE IS," and "WITH ALL FAULTS."  The Purchase Price and the terms and conditions set forth herein are the result of arm's-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, and is not relying upon, any information provided by Seller or Broker or statements, representations or warranties, express or implied, made by or enforceable directly against Seller or Broker, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (other than any covenants of title contained in the Deed conveying the Property and Seller's Representations).  Purchaser agrees that Seller shall not be responsible or liable to Purchaser for any defects, errors or omissions, or on account of any conditions affecting the Property.  Purchaser, its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases Seller's Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against Seller's Indemnified Parties with respect to any and all Losses arising from or related to any defects, errors, omissions or other conditions affecting the Property.  Purchaser represents and warrants that, as of the date hereof and as of the Closing Date, it has and shall have reviewed and had the opportunity to conduct such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Property), reports, investigations and inspections as it deems appropriate in connection with the Property.  If Seller  provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, including, without limitation, the offering prepared by Broker, Purchaser and Seller agree that Seller has done so or shall do so only for the convenience of both parties, Purchaser shall not rely thereon except to the extent of Seller's Representations and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller's Indemnified Parties.  Purchaser shall rely only upon any title insurance obtained by Purchaser with respect to title to the Property.  Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Property, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing.  Prior to Closing, Seller shall have the right, but not the obligation, to enforce its rights against any and all Property occupants, guests or tenants.  Purchaser agrees that the departure or removal, prior to Closing, of any of such guests, occupants or tenants shall not be the basis for, nor shall it give rise to, any claim on the part of Purchaser, nor shall it affect the obligations of Purchaser under this Contract in any manner whatsoever; and Purchaser shall close title and accept delivery of the Deed with or without such tenants in possession and without any allowance or reduction in the Purchase Price under this Contract.  Purchaser hereby releases Seller from any and all claims and liabilities relating to the foregoing matters.  The provisions of this Section 6.2 shall survive the Closing and delivery of the Deed to Purchaser.

6.3

Survival of Seller's Representations.  Seller and Purchaser agree that Seller's Representations shall survive Closing for a period of 12 months (the "Survival Period").  Seller shall have no liability after the Survival Period with respect to Seller's Representations contained herein except to the extent that Purchaser has provided notice requesting arbitration to Seller during the Survival Period for breach of any of Seller's Representations.  Under no circumstances shall Seller be liable to Purchaser for more than $50,000 in any individual instance or in the aggregate for all breaches of Seller's Representations, nor shall Purchaser be entitled to bring any claim for a breach of Seller's Representations unless the claim for damages (either in the aggregate or as to any individual claim) by Purchaser exceeds $5,000.  In the event that Seller breaches any representation contained in Section 6.1 and Purchaser had knowledge of such breach prior to the Closing Date, Purchaser shall be deemed to have waived any right of recovery, and Seller shall not have any liability in connection therewith.

6.4

Definition of Seller's Knowledge.  Any representations and warranties made "to the knowledge of Seller" shall not be deemed to imply any duty of inquiry.  For purposes of this Contract, the term Seller's "knowledge" shall mean and refer only to actual knowledge of the Designated Representative of the Seller and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of the Seller, or any affiliate of the Seller, or to impose upon such Designated Representative any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative any individual personal liability.  As used herein, the term Designated Representative shall refer to the current Community Manager of the Property and Raul Martinez who is the Regional Property Manager handling this Property (the "Regional Property Manager").

6.5

Representations And Warranties Of Purchaser.  For the purpose of inducing Seller to enter into this Contract and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:

6.5.1

Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Texas.

6.5.2

Purchaser, acting through any of its or their duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Contract, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser's partners, directors, officers or members are required to so empower or authorize Purchaser.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse affect on Purchaser's ability to consummate the transaction contemplated by this Contract.  This Contract is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.

6.5.3

No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract or would declare illegal, invalid or non-binding any of Purchaser's obligations or covenants to Seller.

6.5.4

Other than Seller's Representations, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller (including, without limitation, Broker) in connection with this Contract and the acquisition of the Property.

6.5.5

The Broker and its affiliates do not, and will not at the Closing, have any direct or indirect legal, beneficial, economic or voting interest in Purchaser (or in an assignee of Purchaser, which pursuant to Section 13.3, acquires the Property at the Closing), nor has Purchaser or any affiliate of Purchaser granted (as of the Effective Date or the Closing Date) the Broker or any of its affiliates any right or option to acquire any direct or indirect legal, beneficial, economic or voting interest in Purchaser.

6.5.6

Purchaser is not a Prohibited Person.

6.5.7

To Purchaser's knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Contract is a Prohibited Person.

6.5.8

The funds or other assets Purchaser will transfer to Seller under this Contract are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person.

6.5.9

The funds or other assets Purchaser will transfer to Seller under this Contract are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

The provisions of this Section 6.5 shall survive the Closing and delivery of the Deed to Purchaser.

6.6

Definition of Purchaser's Knowledge.  Any representations and warranties set forth in Section 6.5 made "to the knowledge of Purchaser" shall not be deemed to imply any duty of inquiry.  Solely for purposes of Section 6.5, the term Purchaser's "knowledge" shall mean and refer only to actual knowledge of the Designated Representative of the Purchaser and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of the Purchaser, or any affiliate of the Purchaser, or to impose upon such Designated Representative any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative any individual personal liability.  As used herein, the term Designated Representative shall refer to Richard Aquilar who is the principal of Purchaser handling this Transaction.

ARTICLE VII
OPERATION OF THE PROPERTY

7.1

Leases and Property Contracts.  During the period of time from the Effective Date to the Closing Date, in the ordinary course of business Seller may enter into new Property Contracts, new Leases, renew existing Leases or modify, terminate or accept the surrender or forfeiture of any of the Leases, modify any Property Contracts, or institute and prosecute any available remedies for default under any Lease or Property Contract without first obtaining the written consent of Purchaser; provided, however, Seller agrees that any such new Property Contracts or any new or renewed Leases shall not have a term in excess of 1 year (or such longer period of time for which such Property Contracts or Leases are entered into by Seller in the ordinary course of its operation of the Property) without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

7.2

General Operation of Property.  Except as specifically set forth in this Article 7, Seller shall operate the Property after the Effective Date in the ordinary course of business, and except as necessary in the Seller's sole discretion to address (a) any life or safety issue at the Property or (b) any other matter which in Seller's reasonable discretion materially adversely affecting the use, operation or value of the Property, Seller will not make any material alterations to the Property or remove any Fixtures and Tangible Personal Property (valued at more than $1,000) without the prior written consent of Purchaser which consent shall not be unreasonably withheld, denied or delayed.

7.3

Liens.  Purchaser acknowledges that Seller may refinance the existing or future debt associated with the Property prior to Closing.  Purchaser hereby agrees that Seller shall have the right to encumber the Property with a new mortgage or deed of trust in connection with such refinancing at any time between the Effective Date and the Closing Date; provided, however, that any such new deed of trust or mortgage shall be released at the Closing pursuant to the provisions of Section 5.4.7.  Other than the above-referenced refinancing, utility easements and temporary construction easements granted by Seller in the ordinary course of business, Seller covenants that it will not voluntarily create or cause any lien or encumbrance to attach to the Property between the Effective Date and the Closing Date (other than Leases and Property Contracts as provided in Section 7.1) unless Purchaser approves such lien or encumbrance, which approval shall not be unreasonably withheld or delayed.  If Purchaser approves any such subsequent lien or encumbrance, the same shall be deemed a Permitted Encumbrance for all purposes hereunder.

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING

8.1

Purchaser's Conditions to Closing.  Purchaser's obligation to close under this Contract, shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent:

8.1.1

All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.1.2

Each of Seller's representations, warranties and covenants shall be true in all material respects as of the Closing Date;

8.1.3

Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder; and

8.1.4

Neither Seller nor Seller's general partner shall be a debtor in any bankruptcy proceeding nor shall have been in the last 6 months a debtor in any bankruptcy proceeding.

Notwithstanding anything to the contrary, there are no other conditions on Purchaser's obligation to Close except as expressly set forth in this Section 8.1.  If any condition set forth in Sections 8.1.1, 8.1.3 or 8.1.4 is not met, Purchaser may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, or (b) if such failure constitutes a default by Seller, exercise any of its remedies pursuant to Section 10.2.  If the condition set forth in Section 8.1.2 is not met, Purchaser may, as its sole and exclusive remedy, (i) notify Seller of Purchaser's election to terminate this Contract and receive a return of the Deposit from the Escrow Agent, or (ii) waive such condition and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price.

8.2

Seller's Conditions to Closing.Without limiting any of the rights of Seller elsewhere provided for in this Contract, Seller's obligation to close with respect to conveyance of the Property under this Contract shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent:

8.2.1

All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.2.2

Each of the representations, warranties and covenants of Purchaser contained herein shall be true in all material respects as of the Closing Date;

8.2.3

Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder;

8.2.4

Seller shall have received all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated hereby (a) from Seller's partners, members, managers, shareholders or directors to the extent required by Seller's (or Seller's affiliates') organizational documents, and (b) as required by law; and

8.2.5

There shall not be pending or, to the knowledge of either Purchaser or Seller, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser;

If any of the foregoing conditions to Seller's obligation to close with respect to conveyance of the Property under this Contract are not met, Seller may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date, or (b) terminate this Contract, and, if such failure constitutes a default by Purchaser, exercise any of its remedies under Section 10.1.

ARTICLE IX
BROKERAGE

9.1

Indemnity.  Seller represents and warrants to Purchaser that it has dealt only with CB Richard Ellis, 2415 E. Camelback Road, 1st Floor, Phoenix, Arizona 85016 ("Broker") in connection with this Contract.  Seller and Purchaser each represents and warrants to the other that, other than Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Contract, and each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder's fees arising from or attributable to the acts or omissions of the indemnifying party.  The provisions of this Section 9.1 shall survive the termination of this Contract, and if not so terminated, the Closing and delivery of the Deed to Purchaser.

9.2

Broker Commission.  If the Closing occurs, Seller agrees to pay Broker a commission according to the terms of a separate contract.  Broker shall not be deemed a party or third party beneficiary of this Contract.

9.3

Broker Signature Page.  As a condition to Seller's obligation to pay the commission pursuant to Section 9.2, Broker shall execute the signature page for Broker attached hereto solely for purposes of confirming the matters set forth therein; provided, however, that (a) Broker's signature hereon shall not be a prerequisite to the binding nature of this Contract on Purchaser and Seller, and the same shall become fully effective upon execution by Purchaser and Seller, and (b) the signature of Broker will not be necessary to amend any provision of this Contract.

9.4

Texas Real Estate License Act.  The Texas Real Estate License Act requires written notice to Purchaser from any licensed real estate broker or salesman who is to receive a commission from Purchaser that Purchaser should have an attorney of its own selection examine an abstract of title to the property being acquired or that Purchaser should be furnished with or should obtain a title insurance policy.  Notice to that effect is, therefore, hereby given to Purchaser on behalf of Other Broker.

ARTICLE X
DEFAULTS AND REMEDIES

10.1

Purchaser Default.  If Purchaser defaults in its obligations hereunder to (a) deliver the Initial Deposit or Additional Deposit (or any other deposit or payment required of Purchaser hereunder), (b) deliver to the Seller the deliveries specified under Section 5.3 on the date required thereunder, or (c) deliver the Purchase Price at the time required by Section 2.2.4 and close on the purchase of the Property on the Closing Date, then, immediately and without notice or cure, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  If, Purchaser defaults in any of its other representations, warranties or obligations under this Contract, and such default continues for more than 10 days after written notice from Seller, then Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser's indemnity obligations hereunder, Seller's sole and exclusive remedy for Purchaser's failure to perform its obligation to purchase the Property or breach of a representation or warranty.  Seller expressly waives the remedies of specific performance and additional damages for such default by Purchaser.  SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER'S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER'S DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTY.  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER'S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER'S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER.

10.2

Seller Default.  If Seller, prior to the Closing, defaults in its representations, warranties, covenants, or obligations under this Contract, including to sell the Property as required by this Contract and such default continues for more than 10 days after written notice from Purchaser, then, at Purchaser's election and as Purchaser's sole and exclusive remedy, either (a) this Contract shall terminate, and all payments and things of value, including the Deposit, provided by Purchaser hereunder shall be returned to Purchaser (subject to Purchaser's obligation under Section 3.5.2 to return or certify the destruction of all Third-Party Reports and information and Materials provided to Purchaser as a pre-condition to the return of the Deposit) and Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Deposit), its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with this transaction, which damages shall not exceed $50,000 in aggregate, or (b) Purchaser may seek specific performance of Seller's obligation to deliver the Deed pursuant to this Contract (but not damages), including Purchaser's reasonable attorneys fees and costs if it prevails on obtaining such specific performance of Seller's obligations hereunder.  Purchaser agrees that it shall promptly deliver to Seller an assignment of all of Purchaser's right, title and interest in and to (together with possession of) all plans, studies, surveys, reports, and other materials paid for with the out-of-pocket expenses reimbursed by Seller pursuant to the foregoing sentence.  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER'S EXCLUSIVE REMEDY AGAINST SELLER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY SELLER OF ITS REPRESENTATIONS, WARRANTIES, OR COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT.  UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER, OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT.  PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST THE PROPERTY UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AN ACTION SEEKING SUCH REMEDY.

ARTICLE XI
RISK OF LOSS OR CASUALTY

11.1

Major Damage.  In the event that the Property is damaged or destroyed by fire or other casualty prior to Closing, and the cost of repair is more than $250,000, then Seller shall have no obligation to repair such damage or destruction and shall notify Purchaser in writing of such damage or destruction (the "Damage Notice").  Within 10 days after Purchaser's receipt of the Damage Notice, Purchaser may elect at its option to terminate this Contract by delivering written notice to Seller.  In the event Purchaser fails to terminate this Contract within the foregoing 10-day period, this transaction shall be closed in accordance with the terms of this Contract for the full Purchase Price, notwithstanding any such damage or destruction, and Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably required by Seller) of Seller's rights and obligations with respect to the insurance claim and related to such casualty, and thereafter Purchaser shall receive all remaining insurance proceeds pertaining to such claim (plus a credit against the Purchase Price at Closing in the amount of any deductible payable by Seller in connection therewith and not spent by Seller for demolition, site cleaning, restoration or other repairs).

11.2

Minor Damage.  In the event that the Property is damaged or destroyed by fire or other casualty prior to the Closing, and the cost of repair is equal to or less than $250,000, this transaction shall be closed in accordance with the terms of this Contract, notwithstanding the damage or destruction; provided, however, Seller shall make such repairs to the extent of any recovery from insurance carried on the Property if such repairs can be reasonably effected before the Closing.  Subject to Section 11.3, if Seller is unable to effect such repairs prior to Closing, then Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably required by Seller) of Seller's rights and obligations with respect to the insurance claim and related to such casualty, and thereafter Purchase shall receive all remaining insurance proceeds pertaining to such claim (plus a credit against the Purchase Price at Closing in the amount of any deductible payable by Seller in connection therewith and not spent by Seller for demolition, site cleaning, restoration or other repairs).

11.3

Repairs.  To the extent that Seller elects to commence any repair, replacement or restoration of the Property prior to Closing, then Seller shall be entitled to receive and apply available insurance proceeds to any portion of such repair, replacement or restoration completed or installed prior to Closing, with Purchaser being responsible for completion of such repair, replacement or restoration after Closing from the balance of any available insurance proceeds.  To the extent that any repair, replacement or restoration of a casualty has been commenced prior to Closing, then the Property Contracts shall include, and Purchaser shall assume at Closing, all construction and other contracts entered into by Seller in connection with such repair, replacement or restoration. Purchaser shall have the right to approve, which approval will not be unreasonably withheld, conditioned or delayed, any contract for such repair, replacement or restoration to be assumed by Purchaser; provided, however, if Purchaser refuses to consent to such a contract, Seller shall have the right to terminate this Contract, in which event the Deposit shall be returned to Purchaser.  The provisions of this Section 11.3 shall survive the Closing and delivery of the Deed to Purchaser.

ARTICLE XII
EMINENT DOMAIN

12.1

Eminent Domain.  In the event that, at the time of Closing, any material part of the Property is (or previously has been) acquired, or is about to be acquired, by any governmental agency by the powers of eminent domain or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), Purchaser shall have the right, at Purchaser's option, to terminate this Contract by giving written notice within 10 days after Purchaser's receipt from Seller of notice of the occurrence of such event, and if Purchaser so terminates this Contract, Purchaser shall recover the Deposit hereunder (subject to Purchaser's obligation under Section 3.5.2 to return or certify the destruction of all Third-Party Reports and information and Materials provided to Purchaser as a pre-condition to the return of the Deposit).  If Purchaser fails to terminate this Contract within such 10-day period, this transaction shall be closed in accordance with the terms of this Contract for the full Purchase Price and Purchaser shall receive the full benefit of any condemnation award.  It is expressly agreed between the parties hereto that this section shall in no way apply to customary dedications for public purposes which may be necessary for the development of the Property.

ARTICLE XIII
MISCELLANEOUS

13.1

Binding Effect of Contract.  This Contract shall not be binding on either party until executed by both Purchaser and Seller.  As provided in Section 2.3.5 and Section 9.3 above, neither the Escrow Agent's nor the Broker's execution of this Contract shall be a prerequisite to its effectiveness.

13.2

Exhibits And Schedules.  All Exhibits and Schedules, whether or not annexed hereto, are a part of this Contract for all purposes.

13.3

Assignability.  This Contract is not assignable by Purchaser without first obtaining the prior written approval of the Seller, except that Purchaser may assign this Contract to one or more entities so long as (a) Purchaser is an affiliate of the purchasing entity(ies), or is an entity in which Richard Aguilar or an entity owned in whole or in part by Richard Aquilar owns an interest or is an owner, partner, limited partner or shareholder or is otherwise affiliated with Richard Aguilar, (b) Purchaser is not released from its liability hereunder, and (c) Purchaser provides written notice to Seller of any proposed assignment no later than 10 days prior to the Closing Date.  As used herein, an affiliate is a person or entity controlled by, under common control with, or controlling another person or entity.

13.4

Binding Effect.  Subject to Section 13.3, this Contract shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors, heirs and permitted assigns.

13.5

Captions.  The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.6

Number And Gender Of Words.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.7

Notices.  All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally-recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed facsimile transmission or PDF with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than 3 Business Days thereafter.  All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery.  Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices.  All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:

8201 Lockheed, Suite 235

Spectrum Building

El Paso, Texas 79925

Telephone No. (915) 779-5740

Facsimile No. (915) 779-3291

email/PDF: raguilar@cashinvestments.us

with a copy to:

William Ehrlich, Esq.

444 Executive Center Blvd., Suite 240

El Paso, Texas 79902

Telephone No. (915)544-1500

Facsimile No. (915)544-1502

email/PDF: william@ehrlichlawfirm.com

To Seller:

c/o AIMCO

4582 South Ulster Street Parkway

Suite 1100

Denver, Colorado  80237

Attention:  Kris Vercauteren

Telephone:  303-300-3282

Facsimile:  303-691-4345

email/PDF: kris.vercauteren@aimco.com

And:

c/o AIMCO

4582 South Ulster Street Parkway

Suite 1100

Denver, Colorado  80237

Attention:  Mr. Harry Alcock

Telephone:  303-691-4344

Facsimile:  303-300-3282

email/PDF: harry.alcock@aimco.com

with copy to:

John Spiegleman, Esq.

Senior Vice President

AIMCO

4582 South Ulster Street Parkway

Suite 1100

Denver, Colorado  80237

Telephone: 303-691-4303

Facsimile:  303-300-3260

email/PDF: john.spiegleman@aimco.com

and a copy to:

Brownstein Hyatt & Farber, P.C.

410 17th Street, 22nd Floor

Denver, Colorado  80202

Attention:  Gary M. Reiff, Esq.

Telephone: 303-223-1100

Facsimile:  303-223-1111

email/PDF: gmreiff@bhf-law.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

Stewart Title Guaranty Company

1980 Post Oak Boulevard, Suite 610

Houston, Texas  77056

Attention:  Wendy Howell, National Commercial Closing Specialist

Telephone:  800-729-1906
Facsimile:  713-522-1703

email/PDF: whowell@stewart.com

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

13.8

Governing Law And Venue.  The laws of the State of Texas shall govern the validity, construction, enforcement, and interpretation of this Contract, unless otherwise specified herein except for the conflict of laws provisions thereof.  Subject to Section 13.25, all claims, disputes and other matters in question arising out of or relating to this Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the state in which the Property is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.

13.9

Entire Agreement.  This Contract embodies the entire Contract between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

13.10

Amendments.  This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, (a) as provided in Section 2.3.5 above, the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section 2.3, and (b) as provided in Section 9.3 above, the signature of the Broker shall not be required as to any amendment of this Contract.

13.11

Severability.  In the event that any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law.  If such provision cannot be reformed, it shall be severed from this Contract and the remaining portions of this Contract shall be valid and enforceable.

13.12

Multiple Counterparts/Facsimile Signatures.  This Contract may be executed in a number of identical counterparts.  This Contract may be executed by facsimile signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

13.13

Construction.  No provision of this Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

13.14

Confidentiality.  During the term of this Contract and for one month after the Closing, Purchaser shall not disclose the terms and conditions contained in this Contract and shall keep the same confidential, provided that Purchaser may disclose the terms and conditions of this Contract (a) as required by law, (b) to consummate the terms of this Contract, or any financing relating thereto, or (c) to Purchaser's or Seller's lenders, attorneys and accountants.  Any information and Materials provided by Seller to Purchaser hereunder are confidential and Purchaser shall be prohibited from making such information public to any other person or entity other than its agents and legal representatives, without Seller's prior written authorization, which may be granted or denied in Seller's sole discretion.  Unless and until the Closing occurs, Purchaser shall not market the Property (or any portion thereof) to any prospective purchaser or lessee without the prior written consent of Seller, which consent may be withheld in Seller's sole discretion.  Notwithstanding the provisions of Section 13.9, Purchaser agrees that the covenants, restrictions and agreements of Purchaser contained in any confidentiality agreement executed by Purchaser prior to the Effective Date shall survive the execution of this Contract and shall not be superceded hereby.

13.15

Time Of The Essence.  It is expressly agreed by the parties hereto that time is of the essence with respect to this Contract.

13.16

Waiver.  No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

13.17

Attorneys Fees.  In the event either party hereto commences litigation or arbitration against the other to enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys' fees and expenses incidental to such litigation and arbitration, including the cost of in-house counsel and any appeals.

13.18

Time Periods.  Should the last day of a time period fall on a weekend or legal federal holiday or state holiday in the states of Texas or Colorado, the next Business Day thereafter shall be considered the end of the time period.

13.19

1031 Exchange.  Seller and Purchaser acknowledge and agree that the purchase and sale of the Property may be part of a tax-free exchange under Section 1031 of the Code for either Purchaser or Seller.  Each party hereby agrees to take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Contract, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in this Contract will be extended as a result thereof.  Notwithstanding anything to the contrary contained in the foregoing, if Seller so elects to close the transfer of the Property as an exchange, then (i) Seller, at its sole option, may delegate its obligations to transfer the Property under this Contract, and may assign its rights to receive the Purchase Price from Purchaser, to a deferred exchange intermediary (an "Intermediary") or to an exchange accommodation titleholder, as the case may be; (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Seller pursuant to this Contract; (iii) Seller shall remain fully liable for its obligations under this Contract as if such delegation and assignment shall not have taken place; (iv) Intermediary or exchange accommodation titleholder, as the case may be, shall have no liability to Purchaser; and (v) the closing of the transfer of the Property to Purchaser shall be undertaken by direct deed from Seller (or, if applicable, from other affiliates of Seller whom Seller will cause to execute such deeds) to Purchaser or to exchange accommodation titleholder, as the case may be. Notwithstanding anything to the contrary contained in the foregoing, if Purchaser so elects to close the acquisition of the Property as an exchange, then (i) Purchaser, at its sole option, may delegate its obligations to acquire the Property under this Contract, and may assign its rights to receive the Property from Seller, to an Intermediary or to an exchange accommodation titleholder, as the case may be; (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Purchaser pursuant to this Contract; (iii) Purchaser shall remain fully liable for its obligations under this Contract as if such delegation and assignment shall not have taken place; (iv) Intermediary or exchange accommodation titleholder, as the case may be, shall have no liability to Seller; and (v) the closing of the acquisition of the Property by Purchaser or the exchange accommodation titleholder, as the case may be, shall be undertaken by direct deed from Seller (or, if applicable, from other affiliates of Seller whom Seller will cause to execute such deeds) to Purchaser (or to exchange accommodation titleholder, as the case may be).  Notwithstanding anything in this Section 13.19 to the contrary, Seller shall have the right to extend the Closing Date (as extended pursuant to the second or third sentences of Section 5.1) for up to 30 days in order to facilitate a tax free exchange pursuant to this Section 13.19, and to obtain all documentation in connection therewith.

13.20

No Personal Liability of Officers, Trustees or Directors of Seller's Partners.  Purchaser acknowledges that this Contract is entered into by Seller which is an Illinois general partnership, and Purchaser agrees that none of Seller's Indemnified Parties shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.

13.21

No Personal Liability of Officers, Trustees or directors of Purchaser's Partners.  Seller acknowledges that this Contract is entered into by Purchaser or its assigns, and Seller agrees that none of Purchaser's employees, limited partners, or the officers or directors of its general partner shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.

13.22

No Exclusive Negotiations.  Seller shall have the right, at all times prior to the expiration of the Feasibility Period, to solicit backup offers and enter into discussions, negotiations, or any other communications concerning or related to the sale of the Property with any third-party; provided, however, that such communications are subject to the terms of this Contract, and that Seller shall not enter into any contract or binding Contract with a third-party for the sale of the Property unless such Contract is contingent on the termination of this Contract without the Property having been conveyed to Purchaser.

13.23

ADA Disclosure.  Purchaser acknowledges that the Property may be subject to the federal Americans With Disabilities Act (the "ADA") and the federal Fair Housing Act (the "FHA").  The ADA requires, among other matters, that tenants and/or owners of "public accommodations" remove barriers in order to make the Property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons.  Seller makes no warranty, representation or guarantee of any type or kind with respect to the Property's compliance with the ADA or the FHA (or any similar state or local law), and Seller expressly disclaims any such representation.

13.24

No Recording.  Purchaser shall not cause or allow this Contract or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without Seller's prior written consent, which consent may be withheld at Seller's sole discretion.  If the Purchaser records this Contract or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Contract.  Purchaser hereby appoints the Seller as Purchaser's attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of the Contract or other memorandum or evidence thereof from the public records.  This appointment shall be coupled with an interest and irrevocable.

13.25

Relationship of Parties.  Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of property.  Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.26

Dispute Resolution.  Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Contract (and any closing document executed in connection herewith), including any claim based on contract, tort or statute, shall be resolved at the written request of any party to this Contract by binding arbitration.  The arbitration shall be administered in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association.  Any matter to be settled by arbitration shall be submitted to the American Arbitration Association in the state in which the Property is located.  The parties shall attempt to designate one arbitrator from the American Arbitration Association.  If they are unable to do so within 30 days after written demand therefor, then the American Arbitration Association shall designate an arbitrator.  The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction.  The arbitrator shall award attorneys' fees (including those of in-house counsel) and costs to the prevailing party and charge the cost of arbitration to the party which is not the prevailing party.  Notwithstanding anything herein to the contrary, this Section 13.25 shall not prevent Purchaser or Seller from seeking and obtaining equitable relief on a temporary or permanent basis, including, without limitation, a temporary restraining order, a preliminary or permanent injunction or similar equitable relief, from a court of competent jurisdiction located in the state in which the Property is located (to which all parties hereto consent to venue and jurisdiction) by instituting a legal action or other court proceeding in order to protect or enforce the rights of such party under this Contract or to prevent irreparable harm and injury.  The court's jurisdiction over any such equitable matter, however, shall be expressly limited only to the temporary, preliminary, or permanent equitable relief sought; all other claims initiated under this Contract between the parties hereto shall be determined through final and binding arbitration in accordance with this Section 13.25.

13.27

AIMCO Marks.  Purchaser agrees that Seller, the Property Manager or AIMCO, or their respective affiliates, are the sole owners of all right, title and interest in and to the AIMCO Marks (or have the right to use such AIMCO Marks pursuant to license agreements with third parties) and that no right, title or interest in or to the AIMCO Marks is granted, transferred, assigned or conveyed as a result of this Contract.  Purchaser further agrees that Purchaser will not use the AIMCO Marks for any purpose.

13.28

Non-Solicitation of Employees.  Purchaser acknowledges and agrees that, without the express written consent of Seller, neither Purchaser nor any of Purchaser's employees, affiliates or agents shall solicit any of Seller's employees or any employees located at the Property (or any of Seller's affiliates' employees located at any property owned by such affiliates) for potential employment.

13.29

Survival.  Except for (a) all of the provisions of this Article 13 (other than Section 13.19 and 13.21), and (b) any provision of this Contract which expressly states that it shall so survive, and (c) any payment obligation of Purchaser under this Contract (the foregoing (a), (b) and (c) referred to herein as the "Survival Provisions"), none of the terms and provisions of this Contract shall survive the termination of this Contract, and, if the Contract is not so terminated, all of the terms and provisions of this Contract (other than the Survival Provisions) shall be merged into the Closing documents and shall not survive Closing.

13.30

Multiple Purchasers.  As used in this Contract, the term "Purchaser" means all entities acquiring any interest in the Property at the Closing, including, without limitation, any assignee(s) of the original Purchaser pursuant to Section 13.3 of this Contract.  In the event that "Purchaser" has any obligations or makes any covenants, representations or warranties under this Contract, the same shall be made jointly and severally by all entities being a Purchaser hereunder.  In the event that Seller receives notice from any entity being a Purchaser hereunder, the same shall be deemed to constitute notice from all entities being a Purchaser hereunder.  In the event that any entity being a Purchaser hereunder takes any action, breaches any obligation or otherwise acts pursuant to the terms of this Contract, the same shall be deemed to be the action of the other entity(ies) being a Purchaser hereunder and the action of "Purchaser" under this Contract.  In the event that Seller is required to give notice or take action with respect to Purchaser under this Contract, notice to any entity being a Purchaser hereunder or action with respect to any entity being a Purchaser hereunder shall be a notice or action to all entities being a Purchaser hereunder.  In the event that any entity being a Purchaser hereunder desires to bring an action or arbitration against Seller, such action must be joined by all entities being a Purchaser hereunder in order to be effective.  In the event that there is any agreement by Seller to pay any amount pursuant to this Contract to Purchaser under any circumstance, that amount shall be deemed maximum aggregate amount to be paid to all parties being a Purchaser hereunder and not an amount that can be paid to each party being a Purchaser hereunder.  In the event that Seller is required to return the Initial Deposit, Additional Deposit or other amount to Purchaser, Seller shall return the same to any entity being a Purchaser hereunder and, upon such return, shall have no further liability to any other entity being a Purchaser hereunder for such amount.  The foregoing provisions also shall apply to any documents, including, without limitation, the General Assignment and Assumption and the Assignment and Assumption of Leases and Security Deposits, executed in connection with this Contract and the transaction(s) contemplated hereby.

13.31

Cross Termination and Cross-Default Provision.  Purchaser and Seller acknowledge and agree that Purchaser and VMS NATIONAL PROPERTIES JOINT VENTURE ("Related Seller"), simultaneously are entering into a sale by Related Seller and a purchase by Purchaser of improved property located in El Paso County, Texas, commonly known as 10535 Montwood, El Paso, Texas  79935, pursuant to a Purchase and Sale Contract of even date herewith (the "Ancillary Contract").  The parties each agree that, notwithstanding any provisions of this Contract or the Ancillary Contract to the contrary, (a) any default prior to Closing by either Seller or Purchaser under the terms of this Contract also shall be deemed a default by Related Seller (if a default by Seller under this Contract) or Purchaser (if a default by Purchaser under this Contract), as applicable, under the similar provisions of the Ancillary Contract, (b) any default prior to Closing by Related Seller or Purchaser under the terms of the Ancillary Contract shall also be deemed a default of Seller (if a default by Related Seller under the Ancillary Contract) or Purchaser (if a default by Purchaser under the Ancillary Contract), as applicable, under the similar provisions of this Contract, (c) if Purchaser or Seller terminates this Contract for any reason (including, in the case of Purchaser, during the Feasibility Period or for casualty or for condemnation), then Purchaser (if a Purchaser termination under this Contract) or Related Seller (if a Seller termination under this Contract), as applicable, shall have been deemed to have terminated the Ancillary Contract and (d) if Purchaser or Related Seller terminates the Ancillary Contract for any reason (including, in the case of Purchaser, during the Feasibility Period or for casualty or for condemnation), then Purchaser (if a Purchaser termination under the Ancillary Contract) or Seller (if a Related Seller termination under the Ancillary Contract), as applicable, shall have been deemed to terminate this Contract.  Further, notwithstanding anything in this Contract or the Ancillary Contract to the contrary, Seller shall be obligated to sell the Property simultaneously with and only if Purchaser also buys the property subject to the Ancillary Contact, and Purchaser shall be obligated to buy the Property simultaneously with and only if Related Seller also sells the property subject to the Ancillary Contract.  If Seller extends the Closing to satisfy any conditions under this Contract or pursuant to Section 13.19, then the Closing automatically shall be extended under the Ancillary Contract.  Likewise, if Related Seller extends the Closing to satisfy any conditions under the Ancillary Contract, then the Closing automatically shall be extended under this Contract.

ARTICLE XIV
LEAD–BASED PAINT DISCLOSURE

14.1

Disclosure.  Seller and Purchaser hereby acknowledge delivery of the Lead Based Paint Disclosure attached as Exhibit H hereto.  The provisions of this Section 14.1 shall survive the Closing and delivery of the Deed to Purchaser.

14.2

Consent Agreement.  Using reasonable and customary efforts, Seller shall (a) perform any testing (the "Testing") required at the Property with respect to lead-based paint in accordance with the requirements of the Consent Agreement (the "Consent Agreement") by and among the United States Environmental Protection Agency, the United States Department of Housing and Urban Development, and Apartment Investment and Management Company ("AIMCO"), and (b) if required under the Consent Agreement, as determined by Seller and its counsel in their sole and absolute discretion, remediate or abate (the "Remediation") any lead-based paint condition at the Property prior to the Closing using reasonable and customary efforts.  In the event that Seller does not complete such Testing or Remediation, if any is required under the Consent Agreement, prior to the Closing, Seller shall initiate, continue or complete such Testing or Remediation, if any is required under the Consent Agreement, promptly after Closing.  Purchaser shall provide Seller with full and unimpeded access to the Property, including, without limitation, access to all units located thereon, for the purposes of completing such Testing or Remediation, if any is required under the Consent Agreement, and Purchaser shall fully cooperate with Seller regarding and allow Seller to perform such Testing or Remediation, if any is required under the Consent Agreement, as determined by Seller and its counsel in their sole and absolute discretion, including, without limitation, allowing any alterations to the Property, to comply with the Consent Agreement, until such time as such Testing or Remediation, if any is required under the Consent Agreement, has been completed.  Seller shall provide 24 hours' notice to Purchaser in the event that access to a unit is required to perform such Testing or Remediation, if any is required under the Consent Agreement; provided, however, Seller's obligations hereunder after Closing shall be contingent on Purchaser's compliance herewith, and Seller shall be relieved of all liability and obligations regarding such Testing or Remediation or otherwise under the Consent Agreement, if any is required under the Consent Agreement, as a result of any failure by Purchaser to comply with this Section 14.2.  Purchaser acknowledges and agrees that (1) after Closing, the Purchaser and the Property shall be subject to the Consent Agreement and the provisions contained herein related thereto; (2) after Closing, Purchaser agrees to undertake the obligations required by the Consent Agreement; (3) Seller will need necessary access to the Property to comply with the requirements of the Consent Agreement; (4) Purchaser will provide such access to the Property after Closing so that Seller can comply with the requirements of the Consent Agreement; and (5) Purchaser shall not be deemed to be a third party beneficiary to the Consent Agreement.  By execution hereof, Purchaser further acknowledges receipt of notice in writing of the existence of the Consent Agreement and receipt of a copy thereof.  The provisions of this Section 14.2 shall survive the termination of this Contract, and if not so terminated, the Closing and delivery of the Deed to Purchaser.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

Seller:

CONCAP CITADEL ASSOCIATES, LTD., a Texas limited partnership

By:

CCP/IV CITADEL GP, L.L.C., a South Carolina limited liability company, its general partner

By:

CONSOLIDATED CAPITAL PROPERTIES IV, a California limited partnership, its manager

By:

CONCAP EQUITIES, INC., a Delaware corporation, its general partner

By:

/s/Brian J. Bornhorst

Name:

Brian J. Bornhorst

Title:

Vice President

Purchaser:

CASH INVESTMENTS OF EL PASO, LLC,

a Texas limited liability company

By:       /s/Richard Aguilar

Name:     Richard Aguilar

Title:

 Manager